Registration Statement No.333-285508
Filed Pursuant to Rule 433

Subject to Completion, dated August 24, 2026
Pricing Supplement to the Prospectus dated March 25, 2025,
the Prospectus Supplement dated March 25, 2025 and the Product Supplement dated March 25, 2025

US$ [ ]
Senior Medium-Term Notes, Series K
Autocallable Barrier Notes due September 04, 2029
Linked to the Least Performing of the shares of the SPDR® Gold Trust and the shares of the iShares® Silver Trust and the shares of the Global X Uranium ETF

●The notes are designed for investors who seek periodic interest payments at the interest rate (the "Interest Rate") of 0.9292% per month (approximately 11.15% per annum). Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forego any potential to participate in the appreciation of each of the shares of the SPDR® Gold Trust and the shares of the iShares® Silver Trust and the shares of the Global X Uranium ETF (each, a "Reference Asset" and, collectively, the "Reference Assets"), and be willing to lose some or all of their principal at maturity.

●The notes will pay a Coupon on each Coupon Payment Date at the Interest Rate, subject to any automatic redemption.

●Beginning on March 01, 2027, if on any Call Observation Date, the closing level of each Reference Asset is greater than its Call Level, the notes will be automatically redeemed. On the following Coupon Payment Date (the “Call Settlement Date"), investors will receive their principal amount plus the Coupon otherwise due. After the notes are redeemed, investors will not receive any additional payments in respect of the notes.

●The notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of the Least Performing Reference Asset (as defined below) and whether the Final Level of any Reference Asset has declined from its Initial Level to below its Trigger Level on the Valuation Date (a “Trigger Event”), as described below.

●If the notes are not automatically redeemed and a Trigger Event has occurred you will receive a cash amount at maturity that is less than the principal amount, together with the final Coupon. Specifically, the value of the cash amount that you receive will decrease 1% for each 1% decrease in the level of the Least Performing Reference Asset from its Initial Level to its Final Level. Even with Interest payments, the return on the notes may be negative.

●Investing in the notes is not equivalent to a direct investment in the Reference Assets.

●The notes will not be listed on any securities exchange.

●All payments on the notes are subject to the credit risk of Bank of Montreal.

●The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

●Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

●The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:1

Pricing Date:	August 28, 2026	Valuation Date:	August 29, 2029
Settlement Date:	September 02, 2026	Maturity Date:	September 04, 2029

1Expected. See “Key Terms of the Notes” below for additional details.

Specific Terms of the Notes:

Autocallable Number	Reference Assets	Ticker Symbol	Initial Level	Interest Rate	Trigger Level	Call Level	CUSIP	Principal Amount	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
ARC 7204	The shares of the SPDR® Gold Trust	GLD	[ ]	0.9292% per month (approximately 11.15% per annum)	[ ], 60.00% of its Initial Level	[ ], 100.00% of its Initial Level	06376M4V3	[ ]	100%	Up to 3.75% [ ]	At least 96.25% [ ]
	The shares of the iShares® Silver Trust	SLV	[ ]		[ ], 60.00% of its Initial Level	[ ], 100.00% of its Initial Level
	The shares of the Global X Uranium ETF	URA	[ ]		[ ], 60.00% of its Initial Level	[ ], 100.00% of its Initial Level

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” to be specified above will reflect the aggregate amounts at the time Bank of Montreal establishes its hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be between $962.50 and $1,000 per $1,000 in principal amount. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-6 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $939.90 per $1,000 in principal amount. The estimated initial value of the notes on the Pricing Date may differ from this value but will not be less than $895.00 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Assets:

The shares of the SPDR® Gold Trust (ticker symbol "GLD") and the shares of the iShares® Silver Trust (ticker symbol "SLV") and the shares of the Global X Uranium ETF (ticker symbol "URA"). See "The Reference Assets" below for additional information.

Underlying Index:	With respect to the Global X Uranium ETF, the Solactive Global Uranium & Nuclear Components Total Return Index.
Coupons:	A Coupon will be paid on the corresponding Coupon Payment Date at the Interest Rate, subject to the automatic redemption feature.
Interest Rate:	0.9292% per month (approximately 11.15% per annum). Accordingly, each Coupon will equal $9.292 for each $1,000 in principal amount.
Call Observation Dates:[1]	Beginning on March 01, 2027, three trading days prior to each Coupon Payment Date.
Coupon Payment Dates:[1]

Interest will be paid on the 4th day of each month (or, if such day is not a business day, the next following business day), beginning on October 04, 2026 and ending on the Maturity Date, subject to the automatic redemption feature.

Automatic Redemption:

Beginning on March 01, 2027, if on any Call Observation Date the closing level of each Reference Asset is greater than its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the Notes.

Payment upon Automatic Redemption:	If the notes are automatically redeemed, then, on the Call Settlement Date investors will receive their principal amount plus the Coupon otherwise due.
Call Settlement Date:[1]	If the notes are automatically redeemed, the Coupon Payment Date immediately following the relevant Call Observation Date.
Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Assets.

You will receive $1,000 for each $1,000 in principal amount of the note, unless a Trigger Event has occurred.

If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to:

$1,000 + ($1,000 x Percentage Change of the Least Performing Reference Asset)

This amount will be less than the principal amount of your notes, and may be zero.

You will also receive the final Coupon. Even with Coupons, the return on the notes may be negative.

Trigger Event:	A Trigger Event will be deemed to occur if the Final Level of any Reference Asset is less than its Trigger Level on the Valuation Date.
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.
Percentage Change:	With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level
Initial Level:[2]	With respect to each Reference Asset, the closing level of that Reference Asset on the Pricing Date.
Trigger Level:[2]	With respect to each Reference Asset, 60.00% of its Initial Level.
Call Level:[2]	With respect to each Reference Asset, 100.00% of its Initial Level.
Final Level:[2]	With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date.
Pricing Date:[1]	August 28, 2026
Settlement Date:[1]	September 02, 2026
Valuation Date:[1]	August 29, 2029

Maturity Date:[1]	September 04, 2029
Physical Delivery Amount:	We will only pay cash on the Maturity Date, and you will have no right to receive any shares of any Reference Asset.
Calculation Agent:	BMOCM
Selling Agent:	BMOCM

1 Expected and subject to the occurrence of a market disruption event, as described in the accompanying product supplement. If we make any change to the expected Pricing Date and Settlement Date, the Coupon Payment Dates (and therefore the Call Observation Dates and potential Call Settlement Dates), the Valuation Date and Maturity Date will be changed so that the stated term of the notes remains approximately the same.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See "General Terms of the Notes — Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)" and "— Adjustments to a Reference Asset that Is an ETF" in the product supplement for additional information.

Additional Terms of the Notes

You should read this document together with the product supplement dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004743/b324250424b2.htm

Prospectus supplement dated March 25, 2025 and prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC's website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement and product supplement) if you request it by calling our agent toll-free at 1-877-369-5412.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

●Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of the Least Performing Reference Asset and whether a Trigger Event has occurred. If the Final Level of any Reference Asset is less than its Trigger Level, a Trigger Event will occur and you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be zero. Accordingly, even with Coupons, the return on the notes may be negative.

●Your notes are subject to automatic early redemption. — We will redeem the notes if the closing level of each Reference Asset on any Call Observation Date is greater than its Call Level. Following an automatic redemption, you will not receive any additional Coupons and may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.

●Your return on the notes is limited to the Coupons regardless of any increase in the level of any Reference Asset — You will not receive a payment at maturity with a value greater than your principal amount plus the final Coupon. In addition, if the notes are automatically redeemed, you will not receive a payment greater than the principal amount plus the applicable Coupon, even if the Final Level of the Reference Asset exceeds its Call Level by a substantial amount. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Coupons.

●Your payment at maturity may be determined solely by reference to the least performing Reference Asset, even if any other Reference Assets perform better. — If a Trigger Event occurs with respect to any Reference Asset and the Final Level of any Reference Asset is less than its Initial Level, your payment at maturity will be determined by reference to the performance of the Least Performing Reference Asset. Even if the levels of any other Reference Assets have increased over the term of the notes, or have experienced a decline that is less than that of the Least Performing Reference Asset, your return at maturity will only be determined by reference to the performance of the Least Performing Reference Asset if a Trigger Event occurs.

●The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. — The payment at maturity if a Trigger Event occurs, will be determined only by reference to the performance of the least performing Reference Asset as of the Valuation Date, regardless of the performance of any other Reference Assets. The notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, a decrease of the level of one basket component could be mitigated by the increase of the level of the other basket components, as scaled by the weighting of that basket component. However, in the case of the notes, the individual performance of each Reference Asset will not be combined, and the performance of one Reference Asset will not be mitigated by any positive performance of any other Reference Assets. Instead, your return at maturity will depend solely on the Final Level of the Least Performing Reference Asset if a Trigger Event occurs.

●Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

●A higher Interest Rate or lower Trigger Levels may reflect greater expected volatility of the Reference Assets, and greater expected volatility generally indicates an increased risk of loss at maturity. — The economic terms for the notes, including the Interest Rate and Trigger Levels, are based, in part, on the expected volatility of the Reference Assets at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of a Reference Asset. The greater the expected volatility of the Reference Assets as of the Pricing Date, the greater the expectation is as of that date that a Trigger Event could occur and, as a consequence, an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher Interest Rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower Trigger Levels than those terms on otherwise comparable securities. Therefore, a relatively higher Interest Rate may indicate an increased risk of loss. Further, a relatively lower Trigger Levels may not necessarily indicate that the notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Reference Assets and the potential to lose a significant portion or all of your initial investment.

Risks Related to the Reference Assets

●Owning the notes is not the same as owning shares of the Reference Assets or a security directly linked to the Reference Assets. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Reference Assets or a security directly linked to the performance of the Reference Assets and held that investment for a similar period. Your notes may trade quite differently from the Reference Assets. Changes in the level of a Reference Asset may not result in comparable changes in the market value of your notes. Even if the levels of the Reference Assets increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Reference Assets increase. In addition, any dividends or other distributions paid on the Reference Assets will not be reflected in the amount payable on the notes.

●You will not have any shareholder rights and will have no right to receive any shares of the Reference Assets (or any company included in a Reference Asset) at maturity. — Investing in your notes will not make you a holder of any shares of the Reference Assets or any securities held by the Reference Assets. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Reference Assets or such underlying securities.

●No delivery of shares of the Reference Assets. — The notes will be payable only in cash. You should not invest in the notes if you seek to have the shares of a Reference Asset delivered to you at maturity.

●Changes that affect an Underlying Index will affect the market value of the notes, whether the notes will be automatically redeemed, and the amount you will receive at maturity. — With respect to each Reference Asset, the policies of the applicable index sponsor concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and, therefore, could affect the share price of the Reference Asset, the amounts payable on the notes, whether the notes are automatically redeemed, and the market value of the notes prior to maturity. The amount payable on the notes, whether the notes are automatically redeemed, and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.

●We have no affiliation with any index sponsor of any Underlying Index and will not be responsible for any index sponsor's actions. — The sponsors of the Underlying Indices are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor of any Underlying Index.

●Adjustments to a Reference Asset could adversely affect the notes. — The sponsor and advisor of each Reference Asset is responsible for calculating and maintaining that Reference Asset. The sponsor and advisor of each Reference Asset can add, delete or substitute the stocks comprising that Reference Asset or make other methodological changes that could change the share price of the applicable Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

●We and our affiliates do not have any affiliation with any applicable investment advisor or any Reference Asset Issuer and are not responsible for their public disclosure of information. — The investment advisor of each Reference Asset advises the issuer of the applicable Reference Asset (each, a “Reference Asset Issuer” and, collectively, the “Reference Asset Issuers”) on various matters, including matters relating to the policies, maintenance and calculation of the applicable Reference Asset. We and our affiliates are not affiliated with the investment advisor of any Reference Asset or any Reference Asset Issuer in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to a Reference Asset. No investment advisor of a Reference Asset nor any Reference Asset Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to a Reference Asset that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about any investment advisor or any Reference Asset Issuer contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Reference Asset Issuers.

●The correlation between the performance of a Reference Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of a Reference Asset may be linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on a Reference Asset may correlate imperfectly with the return on the applicable Underlying Index.

●The Reference Assets are subject to management risks. — The Reference Assets are subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of a Reference Asset Issuer’s assets in securities not included in the relevant industry or sector but which the applicable investment advisor believes will help the applicable Reference Asset track the relevant industry or sector.

●You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the prices of the Reference Assets or the prices of the holdings of the Reference Assets or the securities held by the Reference Assets. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Assets or these holdings or securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Assets at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely on the views expressed by our affiliates.
Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Related to the SPDR® Gold Trust

●The SPDR® Gold Trust is not an investment company or a commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act, as amended. — The SPDR® Gold Trust is not registered as an investment company for purposes of U.S. federal securities laws, and is not subject to regulation by the SEC as an investment company. Similarly, the SPDR® Gold Trust does not hold or trade in commodity futures contracts or any other instruments regulated by the U.S. Commodity Exchange Act (the “CEA”), as administered by the U.S. Commodity Futures Trading Commission (the “CFTC”), is not a commodity pool for purposes of the CEA, and neither the sponsors nor the trustees of the SPDR® Gold Trust are commodity pool operators with respect to the SPDR® Gold Trust. Consequently, investors in the SPDR® Gold Trust or investments linked to the SPDR® Gold Trust will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools or any of the disclosures required to published by registered commodity pool operators.

●Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. — The SPDR® Gold Trust is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate with, and may diverge significantly from, the prices of commodities generally. Because the notes are linked to the SPDR® Gold Trust, which reflects the performance of the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of gold may be, and has recently been, highly volatile, and we can give you no assurance that such volatility will lessen.

●An investment in the notes is subject to risks associated with gold. — The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The price of gold to which the return on the securities is linked is the afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time. Specific factors affecting the price of gold include economic factors, such as, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (as the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events, as well as wars and political and civil upheavals. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold-producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold markets. It is not possible to predict the aggregate effect of any or all of these factors. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that such volatility will lessen.

●An investment in the notes is subject to risks associated with commodities trading on the London Bullion Market Association. — The investment objective of the SPDR® Gold Trust seeks to reflect generally the performance of the price of gold, less the SPDR® Gold Trust’s expenses. The price of gold is determined by the London Bullion Market Association (“LBMA”) or an independent service-provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation not currently in place, the role of LBMA prices as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the notes. The LBMA, or an independent service-provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising LBMA prices.

●The SPDR® Gold Trust may not fully correlate with the performance of gold, as applicable, and may underperform an investment linked directly to the price of gold, as applicable. — The SPDR® Gold Trust does not fully replicate the performance of its underlying commodity due to fees and expenses and restrictions on access to its underlying commodity due to other circumstances. The SPDR® Gold Trust does not generate any income, and as the SPDR® Gold Trust regularly sells their underlying commodity to pay for ongoing expenses, the amount of underlying commodity represented by each share gradually declines over time. The SPDR® Gold Trust sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying commodity. The sale by the SPDR® Gold Trust of its underlying commodity to pay expenses at a time of low prices for its underlying commodity could adversely affect the value of the notes. Additionally, there is a risk that part or all of the SPDR® Gold Trust’s holdings in its underlying commodity could be lost, damaged or stolen. Access to the applicable underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the SPDR® Gold Trust and its underlying commodity. In addition, because the shares of SPDR® Gold Trust are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share may differ from the net asset value per share. During periods of market volatility, the underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share and the liquidity of the SPDR® Gold Trust may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the SPDR® Gold Trust. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the SPDR® Gold Trust.

Risks Related to the iShares® Silver Trust

●The iShares® Silver Trust is not an investment company or a commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act, as amended. – The iShares® Silver Trust is not registered as an investment company for purposes of U.S. federal securities laws, and is not subject to regulation by the SEC as an investment company. Similarly, the iShares® Silver Trust does not hold or trade in commodity futures contracts or any other instruments regulated by the U.S. Commodity Exchange Act (the “CEA”), as administered by the U.S. Commodity Futures Trading Commission (the “CFTC”), is not a commodity pool for purposes of the CEA, and neither the sponsor nor the trustee of the iShares® Silver Trust is a commodity pool operator with respect to the iShares® Silver Trust. Consequently, investors in the iShares® Silver Trust or investments linked to the iShares® Silver Trust will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools or any of the disclosures required to published by registered commodity pool operators.

●Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. – The iShares® Silver Trust is linked exclusively to the price of silver and not to a diverse basket of commodities or a broad-based commodity index. The price of silver may not correlate with, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the iShares® Silver Trust, which reflect the performance of the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of silver may be, and has recently been, highly volatile, and we can give you no assurance that such volatility will lessen.

●An investment in the notes is subject to risks associated with silver. – The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’ expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (as the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of any or all of these factors.

●An investment in the notes is subject to risks associated with commodities trading on the London Bullion Market Association. – The investment objective of the iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is determined by the London Bullion Market Association (“LBMA”) or an independent service-provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation not currently in place, the role of LBMA prices as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver price, which could adversely affect the value of the securities. The LBMA, or an independent service-provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising LBMA prices.

●The iShares® Silver Trust may not fully correlate with the performance of silver and may underperform an investment linked directly to the price of silver. – The iShares® Silver Trust does not fully replicate the performance of its underlying commodity, which is silver, due to the fees and expenses charged by the iShares® Silver Trust and restrictions on access to its underlying commodity due to other circumstances. The iShares® Silver Trust does not generate any income, and as the iShares® Silver Trust regularly sells its underlying commodity to pay for ongoing expenses, the amount of its underlying commodity represented by each share gradually declines over time. The iShares® Silver Trust sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying commodity. The sale by the iShares® Silver Trust of its underlying commodity to pay expenses at a time of low prices for its underlying commodity could adversely affect the value of the notes. Additionally, there is a risk that part or all of the iShares® Silver Trust’s holdings in its underlying commodity could be lost, damaged or stolen. Access to the SLV’s underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the iShares® Silver Trust and its underlying commodity. In addition, because the shares of the SLV are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Silver Trust may differ from the net asset value per share of the iShares® Silver Trust. During periods of market volatility, the iShares® Silver Trust’s underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the iShares® Silver Trust and the liquidity of the iShares® Silver Trust may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the iShares® Silver Trust. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the iShares® Silver Trust.

Risks Relating to the Global X Uranium ETF

●An investment in the notes is subject to risks associated with currency exchange rates. — The share price of the Global X Uranium ETF will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the Global X Uranium ETF are traded. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of these currencies. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the Global X Uranium ETF will be adversely affected and the price of its shares may decrease.

●An investment in the notes is subject to risks associated with foreign securities markets. - The Global X Uranium ETF tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets on which the foreign securities held by the Global X Uranium ETF trade may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

●An investment in the notes is subject to risks associated with emerging markets. — The Global X Uranium ETF holds stocks issued by companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
The shares held by the Global X Uranium ETF may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the level of the Global X Uranium ETF, which could, in turn, adversely affect the value of, and amount payable on, the notes.

●An investment in the notes is subject to risks associated with the uranium sector. — All of the equity securities held by the Global X Uranium ETF are issued by companies with business operations in uranium mining, exploration, oil, gas and consumable fuels or a closely related activity. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The uranium sector is exposed to risks related to the uranium mining industry, the exploration industry, the oil, gas and consumable fuels industry and the energy sector. The uranium mining industry can be significantly subject to the effects of competitive pressures in the uranium mining industry and the price of uranium. The price of uranium may be affected by changes in inflation rates, interest rates, monetary policy, economic conditions, other financial events, regulatory events, geopolitical conditions and political stability. The exploration and development of mineral deposits involve significant financial risks over a significant period of time. Few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site. In addition, mineral exploration companies typically operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an exploration company than for a more established counterpart. The uranium sector is cyclical and highly dependent on the market price of fuel. The market value of companies in the uranium sector is strongly affected by the levels and volatility of global commodity prices, mining policies and production costs in the most important uranium-producing countries, the size and availability of uranium stockpiles, supply and demand, the level of economic activity of the main consuming countries, capital expenditures on exploration and production, energy conservation efforts, the prices of alternative fuels, exchange rates and technological advances, including developments in mining and production technology. Companies in this sector are subject to substantial government regulation and contractual fixed pricing, which may increase the cost of business and limit these companies’ earnings. Companies in the energy sector are affected by changes in energy prices, international and domestic politics, energy conservation, the success of exploration projects, natural disasters or other catastrophes, changes in exchange rates, interest rates, or economic conditions, changes in demand for energy products and services and tax and other government regulatory policies. In the event of sudden disruptions in the supply of uranium, such as those caused by war, natural events or accidents, the price of uranium could become extremely volatile and unpredictable. These factors could affect the uranium sector and could affect the value of the equity securities held by the Global X Uranium ETF and the value of the Global X Uranium ETF during the term of the notes, which may adversely affect the value of your notes.

●A limited number of securities held by the Global X Uranium ETF may affect its price, and the securities held by the Global X Uranium ETF are not necessarily representative of the entire uranium industry. — While the securities held by the Global X Uranium ETF are common stocks of companies generally considered to be involved in various segments of the uranium industry, the securities held by the Global X Uranium ETF may not follow the price movements of the entire uranium industry generally. As of the date hereof, a small number of securities make up a significant portion of the total weight of the Global X Uranium ETF’s holdings. If these securities decline in value, the Global X Uranium ETF will likely decline in value even if security prices in the uranium industry generally increase in value.

General Risk Factors

●Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

●Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Reference Assets or the holdings of a Reference Asset or securities held by a Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Assets and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

●Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes will exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations. The initial estimated value of the notes may be as low as the amount indicated on the cover page hereof.

●Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is, and our estimated value as determined on the Pricing Date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Assets, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

●The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

●Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.

●Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

●Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of the Reference Assets or the securities held by a Reference Asset, futures or options relating to the Reference Assets or the securities held by a Reference Asset or other derivative instruments with returns linked or related to changes in the performance on the Reference Assets or the securities held by a Reference Asset. We or our affiliates may also trade in the Reference Assets, such securities, or instruments related to the Reference Assets or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.

●Many economic and market factors will influence the value of the notes. — In addition to the levels of the Reference Assets and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

●Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Examples of the Hypothetical Payout for a $1,000 Investment in the Notes

The following tables illustrate the hypothetical payments on a note, assuming different scenarios. The hypothetical payments are based on a $1,000 investment, a hypothetical Initial Level of $100.00 for each Reference Asset, a hypothetical Trigger Level of $60.00 for each Reference Asset (60.00% of the hypothetical Initial Level), a hypothetical Call Level of $100.00 for each Reference Asset (100.00% of the hypothetical Initial Level), a hypothetical interest rate of 0.9292% per month (approximately 11.15% per annum), and a range of hypothetical closing levels of the Least Performing Reference Asset.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The number of Coupons received will depend on whether the notes are automatically redeemed during the term of the notes. If the notes are not automatically redeemed, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset. The numbers appearing in the following examples have been rounded for ease of analysis.

The table below illustrates the hypothetical total Coupons per note over the term of the notes based on the hypothetical terms set forth above, depending on how many Coupons are paid prior to any automatic redemption or maturity. If the notes have not been automatically redeemed, the hypothetical total Coupons paid per note over the term of the notes will be equal to the maximum amount shown in the table below.

Number of Coupons	Total Coupon Payments
1	$9.292
2	$18.584
3	$27.876
4	$37.168
5	$46.460
6	$55.752
7	$65.044
8	$74.336
9	$83.628
10	$92.920
11	$102.212
12	$111.504
13	$120.796
14	$130.088
15	$139.380
16	$148.672
17	$157.964
18	$167.256
19	$176.548
20	$185.840
21	$195.132
22	$204.424
23	$213.716
24	$223.008
25	$232.300
26	$241.592
27	$250.884
28	$260.176
29	$269.468
30	$278.760
31	$288.052
32	$297.344
33	$306.636
34	$315.928
35	$325.220
36	$334.512

The following table illustrates the hypothetical payments on a note at maturity, assuming that the notes are not automatically redeemed. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the applicable final Coupon.

Hypothetical Final Level of the Least Performing Reference Asset	Hypothetical Final Level of the Least Performing Reference Asset Expressed as a Percentage of its Initial Level	Payment at Maturity (Excluding Coupons)

$200.00	200.00%	$1,000.00
$180.00	180.00%	$1,000.00
$160.00	160.00%	$1,000.00
$140.00	140.00%	$1,000.00
$120.00	120.00%	$1,000.00
$100.00	100.00%	$1,000.00
$90.00	90.00%	$1,000.00
$80.00	80.00%	$1,000.00
$70.00	70.00%	$1,000.00
$60.00	60.00%	$1,000.00
$59.99	59.99%	$599.90
$40.00	40.00%	$400.00
$20.00	20.00%	$200.00
$0.00	0.00%	$0.00

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as an investment unit consisting of a Debt Portion and a Put Option (as such terms are defined in the accompanying product supplement) for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as an investment unit consisting of a Debt Portion and a Put Option in respect of the Reference Assets for U.S. federal income tax purposes. The following table sets forth the amount of stated interest on the notes and the portion that will be treated as an interest payment on the Debt Portion and as payment for the Put Option for U.S. federal income tax purposes.

Interest Rate per Annum	Treated as an Interest Payment on the Debt Portion	Treated as Payment for the Put Option
11.1504%	[*]%	[*]%

Please see the discussion in the accompanying product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations — Notes Treated as Investment Units Consisting of a Debt Portion and a Put Option, as Pre-Paid Contingent Income-Bearing Derivative Contracts, or as Pre-Paid Derivative Contracts—Notes Treated as Investment Units Consisting of Debt Portions and Put Options,” which applies to the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

 BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes.

 Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

 We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

 We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

 You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Assets or as to the suitability of an investment in the notes.

 BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use the final pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

 For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA") for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

●Barbados

●Bermuda

Additional Information Relating to the Estimated Initial Value of the Notes

 Our estimated initial value of the notes on the date hereof, and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

●a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

●one or more derivative transactions relating to the economic terms of the notes.

 The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date will be determined based on the market conditions on the Pricing Date.

The Reference Assets

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any Reference Asset Issuer and the Reference Asset Issuers will have no obligations with respect to the notes. This document relates only to the notes and does not relate to the shares of the Reference Assets or any securities included in any Underlying Index. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Reference Assets in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of any Reference Asset, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Reference Asset could affect the price of the shares of that Reference Asset on each Call Observation Date and on the Valuation Date, and therefore could affect the payments on the notes.

The selection of a Reference Asset is not a recommendation to buy or sell the shares of that Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of any Reference Asset. Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to the Reference Assets may be obtained through the SEC’s website at http://www.sec.gov.

We encourage you to review recent levels of the Reference Assets prior to making an investment decision with respect to the notes.

The SPDR® Gold Trust (“GLD”)

 The SPDR® Gold Trust is an investment trust sponsored by World Gold Trust Services, LLC (the “Sponsor”). The Bank of New York Mellon is the trustee of the SPDR® Gold Trust (the “Trustee”), and HSBC Bank plc and JPMorgan Chase Bank, N.A are the custodians of the SPDR® Gold Trust (the “Custodians”). The SPDR® Gold Trust trades on NYSE Arca, Inc. under the ticker symbol “GLD.” Information about the SPDR® Gold Trust filed with the SEC can be found by reference to its SEC file numbers: 333-267520 and 001-32356 or its CIK Code: 0001222333.

The SPDR® Gold Trust seeks to reflect generally the performance of the price of gold before the payment of SPDR® Gold Trust’s expenses and liabilities. The assets of the SPDR® Gold Trust consist primarily of gold held by the Custodians on behalf of the SPDR® Gold Trust. The SPDR® Gold Trust issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The shares of the SPDR® Gold Trust are intended to constitute a simple and cost-effective means of making an investment similar to an investment in gold.

The SPDR® Gold Trust is not actively managed. The SPDR® Gold Trust does not engage in any activity designed to derive a profit from changes in the price of gold. The SPDR® Gold Trust’s only ordinary recurring expense is expected to be the Sponsor’s fee, which accrues daily at an annualized rate equal to 0.40% of the daily net asset value of the SPDR® Gold Trust. The Trustee will, when directed by the Sponsor, and, in the absence of such direction, may in its discretion, sell gold in such quantity and at such times as may be necessary to permit payment of the Sponsor’s fee and of SPDR® Gold Trust expenses or liabilities not assumed by the Sponsor. As a result of the recurring sales of gold necessary to pay the Sponsor’s fee and the SPDR® Gold Trust expenses or liabilities not assumed by the Sponsor, the amount of gold per share of the SPDR® Gold Trust will decrease over time.

The iShares® Silver Trust (“SLV”)

 The iShares® Silver Trust is an investment trust sponsored by iShares® Delaware Trust Sponsor LLC (the “Sponsor”), which is an indirect subsidiary of BlackRock, Inc. The Bank of New York Mellon is the trustee of the iShares® Silver Trust (the “Trustee”), and JPMorgan Chase Bank, N.A., London branch, is the custodian of the iShares® Silver Trust (the “Custodian”). The iShares® Silver Trust trades on NYSE Arca, Inc. under the ticker symbol “SLV.” Information about the iShares® Silver Trust filed with the SEC can be found by reference to its SEC file numbers: 333-262440 and 001-32863 or its CIK Code: 0001330568.

The iShares® Silver Trust seeks to reflect generally the performance of the price of silver before the payment of iShares® Silver Trust expenses and liabilities. The assets of the iShares® Silver Trust consist primarily of silver held by the Custodian on behalf of the iShares® Silver Trust. The iShares® Silver Trust issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The shares of the iShares® Silver Trust are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.

The iShares® Silver Trust is not actively managed. The iShares® Silver Trust does not engage in any activity designed to derive a profit from changes in the price of silver. The iShares® Silver Trust only ordinary recurring expense is expected to be the Sponsor’s fee, which accrues daily at an annualized rate equal to 0.50% of the net asset value of the iShares® Silver Trust and is payable monthly in arrears. The Trustee will, when directed by the Sponsor, and, in the absence of such direction, may in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of the Sponsor’s fee and of iShares® Silver Trust expenses or liabilities not assumed by the Sponsor. As a result of the recurring sales of silver necessary to pay the Sponsor’s fee and the iShares® Silver Trust expenses or liabilities not assumed by the Sponsor, the net asset value of the iShares® Silver Trust will decrease over time

The Global X Uranium ETF (“URA”)

 The Global X Uranium ETF is an exchange-traded fund of Global X Funds® (the “Global X Trust”) that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global Uranium & Nuclear Components Total Return Index. The Solactive Global Uranium & Nuclear Components Total Return Index tracks the price movements in shares of companies which are (or are expected to be in the near future) active in the uranium industry. This particularly includes uranium mining, exploration, uranium investments and technologies related to the uranium industry. The Index will include a minimum of 20 components at every rebalancing.

Information about the Global X Uranium ETF filed with the SEC can be found by reference to the Global X Trust’s SEC file numbers: 333-151713 and 811-22209 or its CIK code: 0001432353. Shares of the Global X Uranium ETF trade on the NYSE Arca under the ticker symbol “URA.”

The Solactive Global Uranium & Nuclear Components Total Return Index

The Solactive Global Uranium & Nuclear Components Total Return Index (the “Index”) is owned, calculated, administered and published by Solactive AG (“Solactive”). The level of the Index is published on Bloomberg under the symbol “SOLURANT”.

The Index seeks to represent companies that have or are expected to have business operations or exposure in the uranium industry, including uranium mining, exploration, uranium investments and technologies related to the uranium industry. The index is calculated based on a base date of January 30, 2018.

Index Calculation

 The Index is calculated based on a divisor methodology whereby the current value of the components (taking into account their weight within the Index and any currency conversion) is divided by the Index divisor to calculate the level of the Index. The divisor is a mathematical factor defined at the inception of the Index and is adjusted for certain corporate actions and rebalances.  The Index is calculated as a net total return index; any dividends or other distributions are reinvested across the entire basket of components by means of the divisor.

 The price of components that are not traded in U.S. dollars will be converted to U.S. dollars. Intraday levels will be converted using the Intercontinental Exchange (ICE) spot foreign exchange rate. The closing levels will be converted using the WM Reuters exchange rate for such day.

Components

 Twice per year in January in July, Solactive will revise the composition of the Index based on a two-step process. First, Solactive will determine the “Index Universe.” Then, Solactive will select the components from the Index Universe.

 To be included in the Index Universe, a stock must meet all of the following criteria:

●Primary listing in a country considered a developed market or an emerging market, excluding China, India and Taiwan. Solactive determines which countries are considered developed markets and emerging markets based on gross national income data provided by the World Bank, with countries in the top third of the World Bank country universe considered developed and countries in the top 90% of the World Bank country universe considered emerging.

●A uranium-related company as determined by Solactive based on the “Uranium Suppliers Annual” provided by the Ux Consulting Company, which also classifies companies as “Pure Play Companies” or “Non-Pure Play Companies”. Pure Play Companies in the “Uranium Suppliers Annual” are generally those with significant business operations in the uranium industry (particularly in uranium mining and exploration for uranium) as reflected by publicly disclosed information. Non-Pure Play Companies are generally those that conduct business operations that are related to the uranium industry (in particular uranium mining, exploration for uranium, physical uranium investments and technologies related to the uranium industry), and in which they generate large absolute revenues as reflected by publicly disclosed information. Additionally, a list of “Nuclear Component Producers” will be added to the Index Universe.

●Free float market capitalization of at least $50,000,000 for new components or $30,000,000 for existing components.

●Three month average daily trading volume of at least $100,000 for new components or $50,000 for existing components.

●Listed for at least ten calendar days if initially listed in a “significant IPO” prior to the selection day or three calendar months prior to the selection day.

●Not a “controversial weapons company” which includes:

oCompanies involved in the production development or maintenance of Anti-personnel mines, Biological or Chemical weapons, Cluster munitions, Depleted uranium, Nuclear weapons, or any other weapon that violate humanitarian principles through normal use.

oCompanies that produce or develop key and dedicated components for controversial weapons.

oCompanies that hold a 20% or greater stake in a company that is involved in controversial weapons.

oCompanies currently 50% or more owned by a company that is involved in controversial weapons.

All on the companies included in the Index Universe will be included in the Index as components, except that the total number of Non-Pure Play Companies and Nuclear Component Producers collectively will be capped at 15 (with preference given to existing components and new components added in order of market capitalization until the cap is reached).

Weighting

 The weights of the Index components are determined by both market capitalization and liquidity. The weight of an Index components will be determined by the lesser of the free float market capitalization and the average daily trading volume multiplied by 2000, provided, however, that (i) Non-Pure Play Companies and Nuclear Component Producers will be capped at 2.00%, (ii) Pure Play Companies are capped at 22.50%, (iii) aggregate weight of all Pure Play Companies with a weight of 5.00% or greater will be capped at 47.50%, (iv) remaining Pure Play Companies are capped at 4.75%, and (v) the aggregate weight of all Index components structured as investment trusts which provide exposure to physical uranium is capped at 10%. Any excess weight resulting from this procedure will be redistributed to all the remaining constituents which are not capped on a pro-rata basis.

Quarterly Review and Rebalancing

 Solactive will review the Index components on a quarterly basis to ensure:

●The maximum weight of the component does not exceed 25%.

oIf this is breached, the component is capped at 22% and excess weight is redistributed to other non-capped stocks.

●The maximum aggregate weight of the top 5 components must not exceed 60%.

oIf this is breached, the stocks will be proportionally capped at 55% and excess weight is redistributed to other non-capped stocks.

●The maximum weight of components with a market liquidity below 250,000 shares traded and $25,000,000 monthly average daily trading volume (each as a monthly average over the past 6 months) must not exceed 30%.

oIf this is breached, the stocks will be proportionally capped at 25% and excess weight is redistributed to other non-capped stocks.

●The maximum weight of components with a market capitalization below $100,000,000 must not exceed 10%.

oIf this is breached, the stocks will be proportionally capped at 9% and excess weight is redistributed to other non-capped stocks.

This reweighting process will be repeated until none of the constraints are breached.

Maintenance

 Depending on events affecting the components, Solactive may make adjustments to the Index between review dates, including market disruptions and corporate actions. Additional information on how Solactive may adjust its indices is available from the Solactive website.